Innovative Solutions for the Power Industry
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For Immediate Release                                    Contact: James Carswell
                                                                 +1-760-416-8628

           COMPOSITE TECHNOLOGY FILES NOTICE OF PLAN EFFECTIVE DATE AS
                       JUDGE SIGNS PLAN CONFIRMATION ORDER

Irvine, California, November 21, 2005 - Composite Technology Corporation ("CTC", the "Company") (OTC Bulletin Board: CPTCQ), a leading developer of high-performance composite core cables for electric transmission and distribution lines, announced today that United States Bankruptcy Judge John Ryan had signed and entered the order of the Company's "Third Amended Chapter 11 Plan of Reorganization With Non-Material Modifications" that confirms the Company's emergence from bankruptcy. The decision to approve the Company's plan that provides for the payment of 100% of creditors' allowed claims was made by the Judge on October 31, 2005. The delay has been over certain opposition parties' objections to the wording of the order.

In addition, the Company announces that it has filed notice with the Bankruptcy Court of the establishment of a Plan Effective Date: Friday, November 18, 2005. In effect the Company has now substantially consummated its plan by paying all of its allowed claims and by issuing all the common shares required under the said plan and agreed upon settlements. The Company will immediately submit the required documentation to effect the removal of the `Q' to its trading symbol and we anticipate the Company will shortly resume trading as CPTC.

The Company has settled all legal matters with the exception of the following potential liabilities:

1 Just prior to the October 31, 2005 hearing on Plan Confirmation, a settlement was reached with the Acquvest Parties that was entered into the record at the hearing ("Acquvest Parties Settlement"). As part of such settlement, it was recorded that the Acquvest Parties would be responsible for resolving the Company's issues with Michael Tarbox ("Tarbox"). Tarbox alleges that certain of the Acquvest Parties violated an agreement to pay certain fees to Tarbox owed in connection with the Acquvest Parties financing to CTC. CTC is named in the lawsuit as being potentially liable for the payment of such amounts, a claim that CTC denies. It was in connection with this potential liability of the Company to Tarbox (for what is primarily a dispute between Tarbox and certain of the Acquvest Parties) that the issue was linked to the Acquvest Parties Settlement. The Acquvest Parties now claim that no such agreement was reached. Resolution of this matter will have no effect on the main release of the Company in the Acquvest Parties litigation. Judge Ryan has set a separate evidentiary hearing for December 2, 2005 to enable him to rule on the issue.
2 A former consultant of the Company, Patricia vanMidde, claims that the Company owes her $12,530.40 and payment of 250,000 shares of the Company's common stock. The Company denies that it ever agreed to issue stock to vanMidde as part of her remuneration. This matter will be decided by a separate hearing in due course.
3 The holders of the Company's debentures issued in August, 2004 claim that they are owed damages as a result of the late approval due, among other factors, to the reorganization proceedings, of the registration of the securities that underlie the Debentures.
4 It has been stipulated that a claim filed against the Company by Zenith Insurance Company in connection with the payment of workers' compensation insurance will be withdrawn and capped at $157,232. The matter will now be decided exclusively by the process of appeal against the decision of the Workers' Compensation Insurance Rating Bureau of California. It is expected that this stipulation will save costly litigation fees.

The Company believes that the outcome of these matters will have no material effect on the future of the business. The Company believes that it now has essentially a "clean bill of health" and a global market that is ripe for the cost effective solution offered by our ACCC product.

CTC's Chairman and CEO, Benton Wilcoxon, stated, "It is time to put the trials of the 2005 litigation and bankruptcy behind us and to focus on the marketing and sale of our ACCC cable innovation with particular focus on the North American Market. We must also extend our strategic partnerships and licensing outside North America since this will extend our market and deepen our sales ability. The uncertainty of the past year has hurt us by delaying the adoption of ACCC, and we are still seeing some of the effects of the delay. The message is now clear: CTC is now completely focused on its sales."

About CTC:
Composite Technology Corporation is an Irvine, California based company providing high performance composite core conductor cables for electric transmission and distribution lines. We believe our novel proprietary ACCC cable is superior to existing conventional conductor products of the same diameter in a number of key performance areas, including: Up to double the current carrying capacity of conventional cables; virtually eliminates high-temperature sag; uses conventional installation methods and tools; reduces construction costs on new lines by requiring fewer structures; may be retrofitted on existing structures to increase current capacity; non-corrosive core; eliminates bi-metallic corrosion; and reduces line losses, compared with same diameter conventional cables, at same operating temperatures. More information can be found at www.compositetechcorp.com or by contacting James Carswell, Director of Investor Relations, at +1-760-416-8628.

This press release may contain forward-looking statements, as defined in the Securities Reform Act of 1995 (the "Reform Act"). The safe harbor for forward-looking statements provided to companies by the Reform Act does not apply to Composite Technology Corporation (Company). However, actual events or results may differ from the Company's expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including, but not limited to, competition with larger companies, development of and demand for a new technology, risks associated with a startup company, risks associated with international transactions, general economic conditions, availability of funds for capital expenditure by customers, availability of timely financing, cash flow, timely delivery by suppliers, or the Company's ability to manage growth. Other risk factors attributable to the Company's business segment may affect the actual results achieved by the Company and are included in the Company's Annual Report filed with the Commissioner on Form 10KSB for fiscal year ended September 30, 2004.